EXHIBIT 5.0

POLLET, RICHARDSON & PATEL
A Law Corporation
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

May 17, 2002

NuTech Digital, Inc.
7900 Gloria Avenue
Van Nuys, California 91406

Re:	NuTech Digital, Inc.
Registration	Statement on Form SB-2

Gentlemen:

We have acted as counsel for NuTech Digital, Inc., a California corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 2,500,000 shares of common stock offered by the Company and the public resale by certain Selling Security Holders of 3,430,030 shares of common stock. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that (i) the shares issuable by the Company pursuant to this Registration Statement will be validly issued, fully paid and nonassessable; and (ii) that the outstanding shares of common stock to be sold by the Selling Security Holders will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

POLLET, RICHARDSON & PATEL A LAW CORPORATION

By:	/s/ ERICK E. RICHARDSON
Erick E. Richardson